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                                                                       Exhibit 1

                            ASSET PURCHASE AGREEMENT


                  ASSET PURCHASE AGREEMENT dated as of February 16, 2000, by and among ALLIED ROLLOFF HOLDINGS, INC., a Florida Corporation having its principal place of business at 9390 N.W. 109 Street, Medley, Florida 33178 ( hereinafter referred to as ("SELLER"), the Shareholder of SELLER as set forth in SCHEDULE "A" and the shareholders of such shareholder (collectively referred to as the "SHAREHOLDERS"), and STAR SERVICES GROUP, INC., a Florida Corporation ("PURCHASER"), with its principal place of business at 2075 North Powerline Road, Pompano Beach, Florida 33069, with reference to the following RECITALS:

                  A. SELLER, is engaged in the roll off and waste collection business primarily in Dade County, Florida (hereinafter referred to as the "BUSINESS").

                  B. After the transaction, PURCHASER or its designated subsidiary shall have acquired substantially all of the assets and certain of the liabilities of SELLER.

                  C. Subject only to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, SELLER desires to sell and PURCHASER desires to purchase the assets and assume certain liabilities of the SELLER as more particularly described herein.

                  D. PURCHASER will be a wholly owned subsidiary of STAR SERVICES GROUP, INC. ("STAR"), and certain of the obligations herein are to be performed by STAR and for such reason STAR is executing this Agreement.

                  NOW THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


ARTICLE I - PURCHASE AND SALE

         1.1. DESCRIPTION OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, SELLER, does hereby agree to grant, convey, sell, transfer and assign to PURCHASER and PURCHASER shall purchase all of SELLER'S right, title, and interest in the following assets, properties and contractual rights of SELLER, wherever located as set forth below:

                  (a) all of the containers, carts and compactors (the "CONTAINERS AND COMPACTORS") described by capacity, location, type and serial number on SCHEDULE 1.1(A);

                  (b) certain of the motor vehicles (five) and all attachments, accessories and materials handling equipment, and certain rolloff hoists (the "ROLLING STOCK"), as the same are more completely described by manufacturer, model number and model year on SCHEDULE 1.1(B);


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                  (c) all of the recycling equipment ("RECYCLING EQUIPMENT"), as is more completely described on SCHEDULE 1.1(C);

                  (d) all radios located in the Rolling Stock, the radio base station, and all manual and automated routing and billing systems and components thereof, including, without limitation, all computerized routing and billing software and programs, and all computer hardware, including without limitation, printers, CPU's, keyboards and monitors, all of which are listed on SCHEDULE 1.1(D);

                  (e) all inventory of parts, tires and accessories (the "PARTS INVENTORY") each of which is listed on SCHEDULE 1.1(E);

                  (f) all trade secrets, proprietary rights, symbols, trademarks, service marks, logos and trade names used in the Business and owned by SELLER as listed on SCHEDULE 1.1(F);

                  (g) all contractual rights of SELLER with its customers (whether oral or in writing) relating to the conduct of the Business (the "CUSTOMER CONTRACTS"). A complete and accurate list of the Customer Contracts, is listed on SCHEDULE 4.5;

                  (h) INTENTIONALLY OMITTED

                  (i) all permits, licenses, franchises, consents and other approvals from governments, governmental agencies (federal, state and local) and/or third parties relating to, used in or required for the operation of the Business including but not limited to, any pending application for same (the "APPROVALS"). A complete and accurate list of the Approvals is set forth on
SCHEDULE 1.1(I) hereof;

                  (j) the exclusive right to use the name "ALLIED ROLLOFF" (the "BUSINESS NAME") in connection with any and all aspects of the waste disposal industry, including without limitation, waste collection, waste recycling, waste transfer and landfills;

                  (k) all the telephone number(s) used in the conduct of the business which are identified on SCHEDULE 1.1(K);

                  (l) all shop tools relating to the Business ("SHOP TOOLS"). A complete and accurate list of the Shop Tools is set forth on SCHEDULE 1.1(L);

                  (m) all furniture and office or other equipment ("FURNITURE AND EQUIPMENT"). A complete and accurate list of the Furniture and Equipment is set forth on SCHEDULE 1.1(M);

                  (n) new lease ("Lease") for the real property at which the business is currently located four (4) months beginning March 1, 2000 at a monthly rent of $2,502.75;

                  (o) all of the goodwill of the Business; and

All of the foregoing assets, properties and contractual rights are sometimes collectively called in this Agreement, the "Assets".



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         1.2 EXCLUDED ASSETS. The parties agree that the only tangible and intangible property owned by the SELLER and not being sold to the PURCHASER (the "EXCLUDED ASSETS") are:

                  (a) the corporate records of the SELLER;

                  (b) accounts receivable, a detailed list of which is set forth in SCHEDULE 1.2(B);

                  (c) all security deposits for telephone services and all other utilities and landfill disposal services, a correct and complete list of which are set forth on SCHEDULE 1.2(C);

                  (d) all cash on hand and on deposit in bank accounts on the day of Closing;

                  (e) certain excluded motor vehicles; and

                  (f) variants of the "Allied" name used in businesses other than the rolloff, recycling or waste collection business.

         1.3 ASSUMPTION OF OBLIGATIONS/PAYMENT OF SELLER'S DEBT.

                  (a) At Closing, PURCHASER agrees to assume and perform all of SELLER'S obligations under the Customer Contracts, and any liabilities assumed to the extent, and only to the extent, such obligations first mature and are required to be performed subsequent to the close of business on the date of Closing, as defined bellow.

                  (b) At Closing, and except as otherwise provided in this Agreement, Seller shall pay all of SELLER'S outstanding obligations as of the Closing date (other than obligations due to related entities and the liabilities assumed), whether fixed or contingent (the SELLER'S DEBT"), a complete and correct summary of which is set forth on SCHEDULE 1.3, showing in each instance the payee, the amount owing, and other information reasonably necessary to identify the SELLER'S Debt.

         1.4 NON-ASSUMPTION OF LIABILITIES. Except as explicitly set forth in this Agreement, PURCHASER shall not, by the execution and performance of this Agreement or otherwise, assume, become responsible for, or incur any liability or obligation of any nature of SELLER, whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, including, without limiting the generality of the foregoing, any liability or obligation arising out of or relating to: (a) any occurrence or circumstance (whether known or unknown) which occurs or exists on or prior to the Closing Date and constitutes, or which by the lapse of time or giving notice (or both) would constitute, a breach or default under any lease, contract, or other instrument or agreement or obligation (whether written or oral); (b) injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, or any other theory;
(c) violation of the requirements of any governmental authority or of the rights of any third person, including, without limitation, any requirements relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise or property tax liabilities of SELLER; (d) the generation, collection, transportation, storage or disposal by SELLER of any materials, including,





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without limitation, Hazardous Materials; (e) any agreement or arrangement between SELLER and the employees of SELLER or any labor or collective bargaining unit representing any such employees; (f) any severance pay obligation of SELLER or any employee benefit plan (within the meaning of SECTION 3(3) of the Employee Retirement Income Security Act of 1974 as amended) or any other fringe benefit program maintained or sponsored by SELLER or to which SELLER contributes or any contributions, benefits or liabilities therefor or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by SELLER; (g) the debts and obligations of SELLER; and (h) liabilities or obligations of the SELLER for brokerage or other commissions relative to this Agreement or the transactions contemplated hereunder. SELLER hereby agrees to indemnify PURCHASER, its successors and assigns from and against all of the above liabilities and obligations in accordance with the terms of this Agreement.

         1.5 COLLECTION OF ACCOUNTS RECEIVABLE. PURCHASER shall not purchase any accounts receivable of SELLERS reflected on SELLERS' books as of the Closing. Further, following the Closing, if PURCHASER collects SELLERS' accounts receivable PURCHASER will promptly pay to SELLER (as appropriate) all collections attributable to receivables set forth on SCHEDULE 1.2. In the event that SHAREHOLDERS or the SELLER receive payment of funds attributable to work that is performed by PURCHASER after the Closing, the SELLER or the SHAREHOLDERS (as appropriate) shall promptly pay to PURCHASER all such funds upon receipt.

         1.6 AGREEMENT TO PURCHASE. At the Closing hereunder, PURCHASER shall purchase the Assets from SELLER, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of SELLER contained herein, in exchange for the Purchase Price (hereinafter defined in SECTION 1.3 hereof).

         1.7 SALES TAX. Purchaser shall pay the sales tax, if any is due, resulting from its purchase of the containers or trucks.

ARTICLE II - PURCHASE PRICE

         2.1 PURCHASE PRICE. In exchange for the Assets, PURCHASER shall pay SELLER the total amount (subject to adjustment as provided in SECTION 2.4 BELOW) One Million ($1,000,000.00) Dollars (the "PURCHASE PRICE"). The PURCHASE PRICE shall be paid as follows:

                  a) $210,000.00 by assumption at closing or refinance of SELLER'S debt owed to Sun Trust Bank;

                  b) up to $100,000.00 by payment of SELLER'S disposal bills payable;

                  c) $500,000.00 in the form of a certified check, bank check, or wire transfer;

                  d) the balance by delivery of such number of shares of Common Stock of STAR SERVICES GROUP, INC. as is determined by dividing the balance by the market price of such shares on the day of Closing; such shares to contain a legend restricting the sale until such time as the revenue guaranty set forth





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                      below in SECTION 2.4 has expired and STAR has been
                      reimbursed for any shortfall in accordance with the agreed upon formula.

         2.2 PAYMENT AT CLOSING. At the Closing, the PURCHASER shall, in the aggregate, deliver all of the consideration including the agreed upon number of shares.

         2.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets as provided on SCHEDULE "2.3" hereof. SELLER and PURCHASER each hereby covenant and agree that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this SECTION 2.3.

         2.4 ADJUSTMENT TO PRICE. The Purchase Price set forth above shall be adjusted as provided below; the SELLER and the SHAREHOLDERS guaranty that for the twelve (12) month period following the date of Closing, the revenues generated from the customers identified on the attached customer list, shall be at least One Million Four Hundred Forty Thousand ($1,440,000.00) Dollars; in the event of any revenue shortfall below the One Million Four Hundred Forty Thousand ($1,440,000.00) Dollar amount, then the Purchase Price shall be reduced by an amount equal to twenty five ($.25) cents for each One ($1.00) Dollar in shortfall of annual revenues below the One Million Four Hundred Forty Thousand Dollars ($1,440,000.00). The amount of any adjustment to the price determined pursuant to this paragraph shall be paid by the SELLER, or the SHAREHOLDERS to the PURCHASER by returning to PURCHASER the number of shares of STAR equal in value to the amount of the adjustment utilizing the value per share at the Closing or cash, which shall in no event exceed $200,000.00. The amount of the adjustment, if any, shall be determined by the firm of Certified Public Accountants regularly employed by the PURCHASER. PURCHASER agrees that in order to be able to make a claim under this revenue guarantee, that it will not increase the established prices charged to SELLERS' customers except for reasonable price increases made to reflect any increases in disposal costs incurred, or if PURCHASER can demonstrate that new circumstances relating to a particular customers service needs render that work unprofitable at the prices previously charged; further, Purchaser may stop service for any customer in the event of non payment of outstanding charges, but only if the payment terms taken by the customer exceed its past payment practices. PURCHASER agrees to continue SELLERS billing practice of charging one inclusive rate for both collection and disposal service rendered.


ARTICLE III - CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY CONSENTS, CHANGE IN NAME AND FURTHER ASSURANCES

         3.1 CLOSING. The Closing (the "CLOSING") of the sale and purchase of the Assets shall take place at 10:00 A.M., local time, on or about February 29, 2000 at Purchaser's office, or on such other date as may be mutually agreed upon in writing by PURCHASER and SELLER. The date of the Closing is sometimes herein referred to as the "CLOSING DATE."


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         3.2 ITEMS TO BE DELIVERED AT CLOSING. At the Closing and subject to the terms and conditions herein contained:

                  (a)      SELLER shall deliver to PURCHASER the following:

                           (i) such bills of sale with covenants of warranty, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to PURCHASER and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, PURCHASER all of SELLER's right, title and interest in and to the Assets.

                           (ii) all of the agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments, computer programs and software, data bases, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondences, legal opinions, rulings issued by governmental entities, and other documents, books, records, papers, files, office supplies and data belonging to SELLER which are part of the Assets;

                           (iii) The Officers' Certificate in form attached hereto as EXHIBIT "A" as required by SECTION 7.1 of this Agreement.

                           (iv) Keys and other items necessary for the use and enjoyment of the Assets.

                  (b) PURCHASER shall deliver to SELLER the following:

                           (i) the items reflecting the payment of the Purchase Price and related documents.

                  (c) at or prior to the Closing, the parties hereto shall also deliver to each other the agreements, opinions, certificates and other documents and instruments referred to in this Agreement.

         3.3 FURTHER ASSURANCES. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto, without further consideration, such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.





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ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER

         SELLER and SHAREHOLDERS represent and warrant to the PURCHASER as follows:

         4.1 ORGANIZATION AND QUALIFICATION. SELLER is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. SELLER has all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged. SELLER is duly qualified to transact the business in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of their business makes such qualification necessary.

         4.2 TAX AND OTHER LIABILITIES. SELLER has no liability of any nature, accrued or contingent, including without limitation liabilities for federal, state, local, or foreign taxes and penalties, interest, and additions to tax ("TAXES") and liabilities to customers or suppliers, which will have any adverse impact on the Purchaser.

         4.3 LITIGATION AND CLAIMS. There is no litigation, arbitration, claim, governmental action or other proceeding (formal or informal), or investigation pending, threatened, or in prospect (or any basis therefor known to SELLER) with respect to SELLER, or any of its or his respective businesses, properties, or assets, and SELLER is not affected by any present or threatened strike or other labor disturbance which affects the Assets being transferred. To the best of Seller's knowledge, SELLER is not in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree; nor is SELLER required to take any action in order to avoid such violation or default.

         4.4 ASSETS AND PROPERTIES. SCHEDULES 1.1 (A) THROUGH (N) lists all of the tangible and intangible properties and assets of SELLER being transferred. SELLER has good and marketable title to the Assets (except such properties and assets as are held pursuant to leases or licenses described in SCHEDULE 1.1), free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances (except such as may be listed in SCHEDULE 1.1.) Upon consummation of the transactions contemplated hereby, PURCHASER will acquire good and marketable title to the Assets.

         4.5 CUSTOMERS. Schedule 4.5 accurately sets forth the customer list, service charges, equipment locations, and customer contracts to the extent they may exist.

         4.6 EMPLOYEES. All of Sellers employees are "leased" and to the best of SELLER'S knowledge. SELLER has not contributed to, any pension, profit sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or has any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits. Nothing contained in this Agreement or otherwise shall obligate PURCHASER to employ any person who is now or in the future employed by SELLER except for Raul




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Rodriquez and John Carlo who shall be employed under PURCHASER'S normal policies and conditions of employment.

         4.7 INTENTIONALLY DELETED

         4.8 AUTHORITY TO SELL. SELLER has all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of SELLER have been duly taken to authorize the execution, delivery, and performance of this Agreement by SELLER. This Agreement has been duly authorized, executed, and delivered by SELLER and constitutes the legal, valid, and binding obligation of SELLER and is enforceable as to them in accordance with its terms.

         4.9 FINANCIAL STATEMENTS.

                  Attached hereto with respect to the SELLER is the compiled balance sheet and income statement of each of the last two (2) fiscal years, (the "SELLER'S FINANCIAL STATEMENT"). The Financial Statements together with the related notes and schedules attached thereto:

                           (1) have been prepared in accordance with the books
                  of account and records of the SELLER;

                           (2) fairly present SELLER'S financial condition and
                  the results of operations as and for the period therein specified and contain all notes required to make the presentation therein accurate in all material respects;

                           (3) have been prepared in accordance with generally
                  accepted accounting principles consistently applied during the periods involved;

                           (4) do not include or omit to state any fact which
                  renders such financial statements misleading; and

                           (5) all of which have been certified by the President
                  of the SELLER to the effect set forth in the foregoing clauses
                  (1) through (4).

         4.10 INTENTIONALLY OMITTED

         4.11 ABSENCE OF BROKER. No agent or broker or other person acting pursuant to authority of the SELLER or of SHAREHOLDERS is entitled to any commission, finder's or similar fee in connection with the Transaction contemplated by this Agreement.

         4.12 SECURITIES REPRESENTATION. SHAREHOLDERS represent that they have received a copy of Form S-1 as filed by PURCHASER. SHAREHOLDERS further represent that they have been afforded an opportunity to ask questions of officers or agents of PURCHASER and to investigate the business and affairs of PURCHASER to their satisfaction. SHAREHOLDERS further represent that they understand that although the SHARES of PURCHASER which they are receiving in the transaction will be registered under the Securities Act of 1933, as amended (the "ACT"). Such shares shall be subject to the provisions of a separate "Lock-up" Agreement which is attached hereto as EXHIBIT B.



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         4.13 PAYMENT OF OBLIGATIONS. All obligations of SELLER have been incurred in the ordinary course of business and will be paid in the ordinary course of business of SELLER as they become due.

         4.14 BOOKS AND RECORDS. The books and records pertaining to the business of SELLER delivered or made available to PURCHASER and its representatives for review are substantially complete and substantially correct in all material respects and have been maintained in accordance with good business practice.

         4.15 WASTE TREATMENT, STORAGE AND DISPOSAL ACTIVITIES. Attached as
SCHEDULE 4.15 is a complete and accurate list of disposal locations.

         4.16 REMEDIAL ACTION CLAIM NOTICES RECEIVED. SELLER has not received, actually or constructively, any notification (including requests for information directed to the SELLER) from any governmental agency or any other person asserting that the SELLER is or may be a "POTENTIALLY RESPONSIBLE PERSON" or otherwise liable with respect to a remedial action or the payment of response costs at a waste storage, treatment or disposal facility, pursuant to the provisions of the CERCLA, as from time to time amended, or any similar federal or state statute assigning responsibility for the costs of investigating or remediating releases of contaminants into the environment.

         4.17 CONSENTS FOR SALE. Except for the consent of Sun Trust to the assumption of liabilities as provided above (including the release of any existing guarantees, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by SELLER for the sale of the Assets to PURCHASER. No consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which SELLER is a party, or to which it or he or any of its or his respective businesses, properties, or assets are subject, is required for the sale of the Assets to PURCHASER. The execution, delivery, and performance of this Agreement will not: (a) violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to rights and privileges that such party was not receiving or entitled to receive immediately before this Agreement was executed (except for service contracts between the SELLER and customers which may not be assignable without the customer's consent); (b) create any obligation on the part of SELLER that it was not paying or obligated to pay immediately before this Agreement was executed under, any term of any such contract, agreement, instrument, lease, license, arrangement, or understanding; or, (c) violate or result in a breach of any term of the Certificate of Incorporation (or other charter document) or by-laws of SELLER, or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment or decree binding on SELLER, or any Shareholder or to which it or he or any of its or his respective businesses, properties, or assets are subject.

         4.18 COMPLETENESS OF DISCLOSURE. No representation or warranty by the Seller in this Agreement contains or on the date of the Closing will contain an untrue statement of material fact or omits or on the date of the Closing will omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.




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ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The PURCHASER represents and warrants to SELLER as follows:

         5.1 ORGANIZATION. The PURCHASER is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. with all requisite power and authority to own, lease, license, and use its properties and assets. To the best of PURCHASER's knowledge, it has, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged and the business in which it contemplates engaging. To the best of PURCHASER's knowledge, PURCHASER is duly qualified to transact the business in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of their business makes such qualification necessary.

         5.2 AUTHORITY TO BUY. The PURCHASER has all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of the PURCHASER have been duly taken to authorize the execution, delivery, and performance of this Agreement by the PURCHASER. This Agreement has been duly authorized, executed, and delivered by the PURCHASER, is the legal, valid, and binding obligation of the PURCHASER, and is enforceable as to it in accordance with its terms.

         5.3 CONFLICTS. The execution and delivery of this Agreement and the instruments and documents to be delivered by PURCHASER pursuant to this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by PURCHASER will not (i) contravene any provision of PURCHASER'S articles of incorporation or bylaws; or (ii) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which PURCHASER is a party or by which it or its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation.

         5.4 LITIGATION AND CLAIMS. There are no actions, suits, investigations or proceedings pending or, to PURCHASER'S knowledge, threatened against or affecting PURCHASER, its executive officers or directors at law or in equity, by or before any court or governmental department, agency or instrumentality that would prevent PURCHASER from consummating the transactions contemplated hereby and fulfilling its obligations hereunder. PURCHASER is not in violation of, or in default in respect to any law, rule, regulations, order, judgment, or decree; nor is PURCHASER required to take any action in order to avoid such violation or default. To the best of PURCHASER's knowledge, it is not now in violation or breach of, or in default with respect to complying with, any material term of any contract, agreement, lease or license, and additionally is not aware of any facts that could result in a claim or lawsuit against the PURCHASER which would materially affect the PURCHASER's financial status or ability to transact its contemplated business.




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         5.5 COMPLETENESS OF DISCLOSURE. No representation or warranty made by
PURCHASER in this Agreement contains or on the date of the Closing will contain an untrue statement of material fact or omits or on the date of the Closing will omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.


ARTICLE VI - AGREEMENTS PENDING CLOSING

         6.1 CONDUCT OF BUSINESS. Until Closing, SELLER will conduct its affairs so that at the Closing no representation or warranty of Seller will be inaccurate, no covenant or agreement of SELLER will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of SELLER. Except as otherwise requested by the PURCHASER in writing, until the Closing, SELLER will use its best efforts to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings of SELLER to be acquired by PURCHASER.

         6.2 ACCESS. SELLER shall give to PURCHASER'S officers, employees, counsel, accountants and other representatives reasonable access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents of SELLER and shall permit them to consult with the officers, employees, accountants, counsel and agents of SELLER for the purpose of making such investigation of the assets and liabilities being acquired by PURCHASER.

         6.3 SELLER PRESS RELEASES. Except as required by applicable law, SELLER shall not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby.

         6.4 ACTIONS OF PURCHASER. PURCHASER will not knowingly take any action which would result in a breach of any of its representations and warranties hereunder. Furthermore, PURCHASER shall cooperate with SELLER and use its best efforts to cause all of the conditions to the obligations of PURCHASER and SELLER under this Agreement to be satisfied on or prior to the Closing Date.

         6.5 CONFIDENTIALITY. Unless and until the Closing has been consummated, PURCHASER will hold, and shall cause its counsel, independent certified public accountants, appraisers and investment bankers to hold in confidence any confidential data or information made available to PURCHASER in connection with this Agreement in accordance with the Confidentiality Agreement previously executed by the parties.

         6.6 AUDIT. In the event that an audit be required by PURCHASER, then PURCHASER'S obligation to consummate this transaction is contingent upon Purchaser's determination that it can obtain certified audited historical financial statements, which in the opinion of PURCHASER'S professional advisors, are suitable for incorporation in registration statements and other material to be filed by PURCHASER with the Securities and Exchange Commission under the Securities Act of 1933, as amended. PURCHASER shall arrange and pay for such certified audits to be prepared by an auditor of its choice. The SELLER and Shareholders shall be solely responsible for the costs of their own accountants. SELLER agrees to provide PURCHASER and PURCHASERS' auditors full and complete access to its books and records both prior to and after the Closing and to cooperate in the preparation of audited financial statements if the same are necessary.

         6.7 PURCHASER'S PRESS RELEASES. Except as required by applicable law, PURCHASER will not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by SELLER, which approval shall not be unreasonably withheld.


ARTICLE VII - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

         The obligations of the PURCHASER under this Agreement are subject to the following conditions which shall occur or be waived by the PURCHASER prior to closing:

         7.1 ACCURACY OF REPRESENTATIONS AND COMPLIANCE WITH CONDITIONS. All representations and warranties of SELLER contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by SELLER and such representations and warranties will be made in the office's closing certificates; as of the Closing SELLER shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by this Agreement (which have not been waived by PURCHASER closing without same); and the PURCHASER shall have received certificates executed by the chief executive officer and the chief financial officer of SELLER dated the date of the Closing, to that effect.

         7.2 OTHER CLOSING DOCUMENTS. SELLER shall have delivered to the PURCHASER at or prior to the closing such other documents as the PURCHASER may reasonably request in order to enable the PURCHASER to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement. Such documents shall include, but not be limited to, the separate Lock-up Agreement and a separate Restrictive Covenant Agreement for the CORPORATION, ATS Holdings, Inc., Eduardo Cusco, Paul Smith and Raul Sotolongo in the forms attached hereto as EXHIBIT "B" and EXHIBIT "C" and which shall be executed by SELLER, the SHAREHOLDERS and all executive employees.

         7.3 REVIEW OF PROCEEDINGS. All actions, proceedings, instruments, and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of, counsel to the Purchaser, and SELLER and shall have furnished PURCHASER'S counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

         7.4 LEGAL ACTION. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

         7.5 NO GOVERNMENTAL ACTION. There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of the PURCHASER, (a) makes any of the transactions contemplated by this Agreement illegal, (b) results in a delay in the ability of the PURCHASER to consummate any of the transactions contemplated by this Agreement, (c) imposes material limitations on the ability of the PURCHASER effectively to exercise full rights of ownership of the assets, or (d) otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to the PURCHASER of any of the transactions contemplated by this Agreement.

         7.6 GOVERNMENTAL APPROVAL. It is not necessary for any party to obtain at or prior to the Closing the unconditional written approval of any governmental agency for the execution, delivery, and performance of this Agreement by each of them.

         7.7 CONTRACTUAL CONSENTS NEEDED. The parties to this Agreement shall have obtained at or prior to the Closing all consents, if any, required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of them or any of their respective businesses, properties, or assets are subject, except for service contracts between SELLER and its customers.

         7.8 DUE DILIGENCE. The PURCHASER'S obligation to close under this Agreement is contingent upon PURCHASER being satisfied with the results of its due diligence. PURCHASER shall have fifteen (15) days from its receipt of each of the Schedules set forth as attached to this Agreement to conclude its due diligence. After such fifteen (15) day period the PURCHASER shall be deemed to be satisfied with its due diligence unless notice is sent to SELLER that PURCHASER is not satisfied with its due diligence.


ARTICLE VIII - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

         All obligations of SELLER under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

         8.1 DELIVERIES. PURCHASER shall receive at Closing, all of the Purchase Price consideration set forth in SECTION 2.1.

         8.2 REPRESENTATIONS AND WARRANTIES TRUE AS OF THE CLOSING DATE. The representations and warranties of PURCHASER contained in this Agreement or in any list, certificate or document delivered by PURCHASER to SELLER pursuant to the provisions hereof shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

         8.3 COMPLIANCE WITH THIS AGREEMENT. PURCHASER shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

         8.4 NO THREATENED OR PENDING LITIGATION. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

         8.5 SUN TRUST CONSENT. The required consent of Sun Trust is obtained including the release of guarantees, if any, or, if not, obtained the amount owed to Sun Trust by Seller if paid by Purchaser at Closing.

         8.6 APPROVAL OF COUNSEL; CORPORATE MATTERS. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Counsel for SELLER in the exercise of their reasonable judgment. PURCHASER shall also have delivered to SELLER such other documents, instruments, certifications and further assurances as such counsel for SELLER may reasonably required.


ARTICLE IX - INDEMNIFICATION

         9.1 GENERAL INDEMNIFICATION OBLIGATION OF SELLER.

                  9.1.1. From and after the Closing and for a period of one (1) year, SELLER and its shareholders (if the purchase consideration has been distributed, to the extent of such distribution), will reimburse, indemnify and hold harmless PURCHASER, its subsidiaries and its successors and assigns (an "Indemnified Purchase Party") against and in respect of:

                  (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified PURCHASER Party that result from, relate to or arise out of:

                           (i) any and all transactional liabilities and
                  transactional obligations of SELLER of any nature whatsoever, except for those transactional liabilities and transactional obligations of SELLER which Purchaser specifically assumes pursuant to this Agreement;

                           (ii) any and all actions, suits, claims, or legal,
                  administrative, arbitration, governmental or other proceedings or investigations against any Indemnified PURCHASER Party that relate to SELLER in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of SELLER or any director, officer, or employee, agent, representative or subcontractor of SELLER, except for those which PURCHASER specifically assumes pursuant to this Agreement; or

                           (iii) any material misrepresentation, or material
                  breach of warranty or nonfulfillment of any agreement or covenant on the part of SELLER under this

                  Agreement, or from any material misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to PURCHASER pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

                  (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this SECTION 9.1.

                  (c) any damages, losses, deficiencies, liabilities, cost and expenses resulting from 9.1(a)(i) and (iii) shall be limited to an amount equal to the purchase price.

                  9.1.2 To the extent any portion of the purchase price is distributed to the SELLER's shareholders and to the extent the assets of the SELLER are insufficient to pay such indemnity, then such shareholders will be liable for the indemnity provided in SECTION 9.1.1. only to the extent of the amount of the net distribution such shareholder receives.

                  9.1.3 To the extent Purchaser has insurance coverage for any claims that may fall within the scope of the indemnity provided in SECTION
9.1.1. PURCHASER agrees to waive all rights to the indemnity from the SELLER and the shareholders to the extent of such insurance, regardless of rights of subrogation of the insurer.

         9.2 GENERAL INDEMNIFICATION OBLIGATION OF PURCHASER.

                  From and after the Closing, PURCHASER will reimburse, indemnify and hold harmless SELLER, and its successors or assigns and, shareholders (an "Indemnified SELLER Party") against and in respect of:

                  (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified SELLER Party that result from, relate to or arise out of:

                           (i) any and all liabilities and obligations of SELLER which have been specifically assumed by PURCHASER to this Agreement;

                           (ii) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party that relate to PURCHASER in which the principal event giving rise thereto occurred subsequent to the Closing Date or which result from or arise out of any action or inaction subsequent to the Closing Date of PURCHASER or any director, officer, or employee, agent, representative or subcontractor of PURCHASER, except for those which SELLER specifically assumes pursuant to this Agreement; or

                           (iii) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of PURCHASER under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to SELLER pursuant hereto or in connection with the negotiation, execution or performance of his Agreement; and

                  (b) any and all actions, suits, claims, proceeding, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this SECTION 9.2.

                  (c) any sales, use, documentary, intangible, or other tax or fee owed by SELLER or resulting from the transaction or the conduct of the Business prior to Closing or resulting from this transaction.

                  (d) anything to the contrary set forth above notwithstanding - Star Services Group Inc. shall remain liable on this indemnification.

                  (e) any damages, losses, deficiencies, liabilities, cost and expenses resulting from 9.2(a)(i) and (iii) shall be limited to an amount equal to the purchase price.


         9.3 OTHER RIGHTS AND REMEDIES NOT AFFECTED. The indemnification rights of the parties under this ARTICLE IX are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.


ARTICLE X - POST CLOSING MATTERS

         10.1 DISCHARGE OF OBLIGATIONS. From and after the Closing Date SELLER shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date with respect to the assets (except for those expressly assumed by PURCHASER hereunder) which SELLER retains, including without limitation any liabilities or obligations to employees, trade creditors and clients (except for those assumed by PURCHASER).

         10.2 MAINTENANCE OF BOOKS AND RECORDS. SELLER AND PURCHASER shall preserve until the second anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the business prior to the Closing Date. After the Closing Date, where there is a reasonable and legitimate purpose, such party shall provide the other parties with access to the books and records, upon prior reasonable written request specifying the need therefor, during regular business hours.

         10.3 PAYMENT RECEIVED. SELLER and PURCHASER agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using its best efforts not to convert such checks into cash), or other property that it may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts.

         10.4 POST CLOSING MATTERS. From and after the closing Date, SELLER will promptly refer all inquiries with respect to ownership of the Assets to PURCHASER. In addition, SELLER will execute such documents and financing statements as PURCHASER may request from time to time to evidence transfer of the Assets to PURCHASER, including any necessary assignments of financing statements.

         10.5 ASSUMPTION. PURCHASER shall perform and discharge all of SELLER's obligations and liabilities which are effectively assumed in accordance with this Agreement.


ARTICLE XI - SECURITIES LAW MATTERS

         It is understood that the Shares of STAR SERVICES GROUP, INC., have been registered pursuant to a registration statement filed with the SEC pursuant to a so-called "SHELF REGISTRATION STATEMENT", in accordance with the provisions of the U.S. Securities Act of 1933, and the rules and regulations promulgated thereunder (including without limitation Rule 145). The PURCHASERS, SHAREHOLDERS and STAR agree as follows with respect to the sale or other disposition of the Shares of STAR by SHAREHOLDERS or SELLER after the Closing:

         11.1 AFFILIATE REPRESENTATIONS. Each SHAREHOLDER is an affiliate of SELLER, as defined in the 1933 Act (an "Affiliate"), and represents and warrants that if the SHARES are acquired by them, they are being acquired and will be acquired for said SHAREHOLDER'S own account and will not be sold, transferred or otherwise disposed of except pursuant to:

                  (a) the provisions (including without limitations) of Rule 145(d) under the Securities Act, as in effect at the time of sale;

                  (b) some other exemption or exclusion from the registration requirements under the 1933 Act, which does not require the filing by STAR with the SEC of any registration statement, offering circular or other document or the taking by STAR of any affirmative action whatsoever and which does not adversely affect, preclude, prevent or otherwise pose a legal impediment to any capital-raising efforts then being engaged in by STAR, in which case said SHAREHOLDERS shall first supply to STAR an opinion of counsel (which opinion of counsel shall be satisfactory to STAR) that such exemption or exclusion is available; or

                  (c) a registration statement filed by STAR with the SEC under the Securities Act (which SHAREHOLDERS acknowledge STAR has no obligation to file). SHAREHOLDERS represent that, to the extent they felt necessary, they have obtained the advice of counsel as to the nature and conditions of any exemptions from registration, including with respect to the applicability of Rule 145(d) promulgated under the Securities Act to the sale of the STAR SHARES.

         11.2 RESTRICTIVE STOCK LEGENDS. Shareholders agree that the certificates for the Shares received shall bear the following legends:

                  The Shares represented by this certificate are subject to the terms and conditions set forth in that certain Asset Purchase Agreement between ALLIED ROLLOFF HOLDINGS, INC. and STAR SERVICES GROUP, INC.

                  The Shares represented by this certificate are subject to a Lock-Up Agreement dated February 29, 2000.

SHAREHOLDERS also understand that STAR will place stop transfer orders with its transfer agents with respect to such certificates.

ARTICLE XII - MISCELLANEOUS

         12.1 TERMINATION.

                  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

                  (i) by mutual consent of SELLER and PURCHASER;

                  (ii) by PURCHASER, (A) at any time if the representations and warranties of SELLER contained in Section 3.1 hereof were incorrect in any material respect when made or at any time thereafter, or (B) upon written notice to SELLER given at any time prior to the Closing Date (or such later date as shall have been specified in a writing authorized on behalf of SELLER AND PURCHASER) if all of the conditions precedent set forth in this Agreement are not satisfied;

                  (iii) by SELLER, (A) at any time if the representations and warranties of PURCHASER contained in this Agreement hereof were incorrect in any material respect when made or at any time thereafter, or (B) upon written notice to PURCHASER given at any time prior to the Closing Date (or such later date as shall have been specified in a writing authorized on behalf of SELLER AND PURCHASER) if all of the conditions precedent set forth in this Agreement are not satisfied.

         12.2 HEADINGS. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         12.3 FURTHER ACTIONS. At any time and from time to time, each party agrees, at its or their expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

         12.4 AVAILABILITY OF EQUITABLE REMEDIES. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Closing, in addition to any other right or remedy available to it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement. and in either case no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

         12.5 SURVIVAL. The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement by all parties shall survive the Closing for a period of three (3) year. The statements contained in any document executed by SELLER, relating hereto or delivered to the PURCHASER in connection with the transactions contemplated hereby or thereby, or in any statement, certificate, or other instrument delivered by or on behalf of SELLER, pursuant hereto or thereto or delivered to the PURCHASER in connection with the transactions contemplated hereby or thereby shall be deemed representations and warranties, covenants and agreements, or conditions, as the case may be, for all purposes of this Agreement.

         12.6 MODIFICATION. This Agreement and the Exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

         12.7 NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy, telex, or similar telecommunications equipment) against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this SECTION 12.7) with a copy to each of the other parties hereto. Any notice given to any corporate party shall be addressed to the attention of the Corporate Secretary. Notice to the estate of any party shall be sufficient if addressed to the party as provided in this
Section 10.08. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this SECTION 11.7 shall be deemed given at the time of receipt thereof.

         12.8 WAIVER. Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this

Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing .

         12.9 BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of SELLER, AND PURCHASER, and their respective successors and assigns and shall inure to the benefit of each Indemnitee and its successors and assigns (if not a natural person) and his assigns, heirs, and personal representatives (if a natural person).

         12.10 NO THIRD PARTY BENEFICIARIES. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

         12.11 FEES AND EXPENSES. Each party shall bear its own fees and expenses incurred in connection with this transaction.

         12.12 SEPARABILITY. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If, however, the clause determined to be invalid materially affects the performance of the parties, or materially impacts the parties' expectations or positions with respect to the Agreement, the parties will negotiate in good faith to modify the Agreement in some fashion so as to, as near as possible, place the parties in the same position they were in, viz-a-vie, their intent, performance expectations, and economic position.

         12.13 COUNTERPARTS; GOVERNING LAW. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to conflict of laws.


                  IN WITNESS WHEREOF, the Parties hereto have this day set their hand and seal.



                                            ALLIED ROLLOFF HOLDINGS, INC.



                                            By: /s/ Phil Foreman
                                                --------------------------------


                                            STAR SERVICES GROUP, INC.



                                            By: /s/ Eduardo Cusco
                                                --------------------------------


                                            ALLIED ROLLOFF SHAREHOLDERS




                                            ------------------------------------